Exhibit 1.5

Ontario Corporation Number Numéro de la société en Ontario 1892251

ARTICLES OF AMENDMENT
Form 3	STATUTS DE MODIFICATION
Business
Corporations	1.	The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Act		Dénomination sociale actuelle de la société (écrire en LETTRES MAJUSCULES SEULEMENT) :
Formule 3		STEM CELL THERAPEUTICS CORP.
Loi sur les
sociétés par
actions

	2.	The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS)
Nouvelle dénomination sociale de la société (s’il y a lieu) (écrire en LETTRES MAJUSCULES SEULEMENT) :
N / A

	3.	Date of incorporation/amalgamation:
Date de la constitution ou de la fusion :
2004/03/31
(Year, Month, Day)
(année, mois, jour)

	4.	Complete only if there is a change in the number of directors or the minimum / maximum number of directors.
Il faut remplir cette partie seulement si le nombre d’administrateurs ou si le nombre minimal ou maximal
d’administrateurs a changé.

		Number of directors is/are:		minimum and maximum number of directors is/are:
		Nombre d’administrateurs :		nombres minimum et maximum d’administrateurs :

		Number		minimum and maximum
		Nombre		minimum et maximum

or
ou

	5.	The articles of the corporation are amended as follows:
Les statuts de la société sont modifiés de la façon suivante :

See attached pages 1A through to 1E.

07119 (2008/06)	© Queen’s Printer for Ontario, 2008 / © Imprimeur de la Reine pour l’Ontario, 2008	Page 1 of/de 2

1A

STEM CELL THERAPEUTICS CORP. (the “Corporation”)

The articles of the Corporation are amended as follows:

A.

To declare that the authorized capital of the Corporation consists of: a) an unlimited number of Common Shares, b) an unlimited number of Class B shares, and c) an unlimited number of First Preferred shares; and

B.

To create a new series of First Preferred shares designated as Series I Non-Voting Convertible First Preferred Shares and the rights, privileges, restrictions and conditions attaching to the Series I Non-Voting Convertible First Preferred Shares are as follows:

1(a)      Voting Rights:

(i)

The holders of Series I Non-Voting Convertible First Preferred Shares shall be entitled to receive notice of and to attend at any meeting of the shareholders of the Corporation but shall not be entitled to vote at any such meeting, except with respect to such matters and in the manner as to which voting rights are accorded to the holders of specified classes of shares pursuant to the provisions of the Business Corporations Act (Ontario) or applicable law (the “Exception”).

(ii)

In the event of an Exception, and to the extent permitted by law, a holder of Series I Non-Voting Convertible First Preferred Shares shall: (A) vote together with the holders of Common Shares as a single class; and (B) be entitled to cast that number of votes equal to the number of whole Common Shares into which the Series I Non-Voting Convertible First Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matters.

1(b)      Dividends: The holders of the Series I Non-Voting Convertible First Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner (and whether in money or otherwise) as the board of directors may from time to time determine, equally, on a share-for-share basis, with the holders of other series of First Preferred Shares and, at the discretion of the board of directors, either in priority to, or equally on a share-for-share basis with, the holders of Common Shares and Class B Shares.

1(c)      Liquidation, Dissolution and Winding-up Rights: In the event of liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, or in the event of a reduction or redemption of the capital stock of the Corporation, the holders of the Series I Non-Voting Convertible First Preferred Shares shall be entitled to receive an amount per share equal to that amount of money that was received by the Corporation as consideration for such Series I Non-Voting Convertible First Preferred Shares or in the event that Series I Non-Voting Convertible First Preferred Shares were not issued for money, then the amount equal to the fair value of any property received by the Corporation as consideration for the issuance of such Series I Non-Voting Convertible First Preferred Shares (where such fair value is determined at the time of the issuance of the Series I Non-Voting Convertible First Preferred Shares) divided by the number of Series I Non-Voting Convertible First Preferred Shares issued, in lawful money of Canada, the whole before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of Common Shares and Class B Shares. After payment to the holders of the Series I Non-Voting Convertible First Preferred Shares of the amount so payable to them in accordance with this Section, they shall not be entitled to share in any further distribution of property or assets of the Corporation.

1(d)      Authority to Issue Series I Non-Voting Convertible First Preferred Shares: The board of directors of the Corporation may from time to time authorize the issuance of the Series I Non-Voting Convertible First Preferred Shares and fix the number of Series I Non-Voting Convertible First Preferred Shares to be allotted and issued and the amount and kind of consideration to be received by the Corporation in respect of each such issuance of Series I Non-Voting Convertible First Preferred Shares.

1(e)      Reservation of Common Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of the Series I Non-Voting Convertible First Preferred Shares, free from pre-emptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series I Non-Voting Convertible First Preferred Shares, not less than such aggregate number of Common Shares as shall be issuable (taking into account the adjustments of Section 1(f)(5)) upon the conversion of all outstanding Series I Non-Voting Convertible First Preferred Shares. All Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

1B

1(f)      Conversion:

(1)	Interpretation

In this Section 1(f), the following terms shall have the following respective meanings:

“Alternate Consideration” has the meaning given to it in Section 1(f)(5)(c);

“CDS” means the CDS Clearing and Depository Services Inc. and its successors;

“CDS Participant” means a broker, dealer, bank, other financial institution or other person who, directly or indirectly, from time to time, effects book-based transfers with CDS and pledges of securities deposited with CDS;

“Conversion Date” means the date as of which the subject Series I Non-Voting Convertible First Preferred Shares are to be converted;

“Conversion Price” means Cdn.$0.21, subject to adjustment in accordance with Section 1(f)(5);

“Conversion Ratio” means, for each Series I Non-Voting Convertible First Preferred Share, an amount equal to the Reference Price divided by the Conversion Price;

“Exchange” means the TSX Venture Exchange or, if applicable, such other stock exchange on which the Common Shares are principally traded;

“Fundamental Transaction” has the meaning given to it in Section 1(f)(5)(c);

“Notice of Conversion” means a notice of conversion of Series I Non-Voting Convertible First Preferred Shares given by a holder of such shares or by the Corporation;

“Person” means an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity and includes a group of Persons acting jointly or in concert;

“Reference Price” means Cdn.$0.21; and

“Underlying Shares” means, in respect of Series I Non-Voting Convertible First Preferred Shares to be converted, the Common Shares to be issued upon such conversion.

(2)	Conversion Rights of Holders

Each holder of Series I Non-Voting Convertible First Preferred Shares shall have the right to convert all or any of the holder’s Series I Non-Voting Convertible First Preferred Shares into that number of Common Shares equal to the Conversion Ratio in effect at the time of such conversion.

(3)	Notice of Conversion

(a)	A Notice of Conversion by a holder of Series I Non-Voting Convertible First Preferred Shares to the Corporation must be given not less than seven (7) calendar days prior to the Conversion Date.

(b)	A Notice of Conversion shall be in writing and shall be validly and effectively given on the date on which it is received, if delivered personally, or sent, if sent by fax or email to the Corporation.

(c)	A Notice of Conversion given by a holder of Series I Non-Voting Convertible First Preferred Shares to the Corporation shall set out:

(i)	the Conversion Date which shall be specified by the holder;

(ii)

unless all the Series I Non-Voting Convertible First Preferred Shares held by the holder who delivered the Notice of Conversion are to be converted (which, if such is the case, shall be stated in the notice), the number of Series I Non-Voting Convertible First Preferred Shares which are to be converted; and

(iii)

the representation that the Underlying Shares will be registered in the name of the registered holder of the Series I Non-Voting Convertible First Preferred Shares to be converted unless, alternatively, subject to applicable securities laws and restrictions on transfer, including, if applicable, United States securities laws, the transfer agent of the Corporation (the Transfer Agent) receives from such holder, on or before the seventh calendar day prior to the Conversion Date, at the principal transfer office of the Transfer Agent in the City of Toronto, written notice in a form and executed in a manner satisfactory to the Transfer Agent directing the Corporation to register the Underlying Shares in some other name or names (the Transferee(s)) and stating the name(s) (with address(es)) accompanied by payment by the holders to the Transfer Agent of any transfer tax that may be payable by reason thereof and a written declaration of such matters as may be required by law in order to determine the entitlement of the Transferees to be transferred or hold the Underlying Shares.

1C

(4)	Delivery of Share Certificates / Recording of Beneficial Interest upon Conversion

(a)

On the Conversion Date, a holder of Series I Non-Voting Convertible First Preferred Shares shall receive, upon surrender for cancellation of the certificate or certificates representing the Series I Non-Voting Convertible First Preferred Shares, a certificate evidencing the Underlying Shares issuable to such holder in accordance with this Section 1(f), which Underlying Shares so issued shall be listed on the Exchange. Alternatively, subject to applicable securities laws, including, if applicable, United States securities laws, such holder may request, in the Notice of Conversion or by written request delivered to the Corporation not later than ten calendar days prior to the Conversion Date, that the Corporation record or cause to be recorded, in the book-based system administered by CDS in respect of the Common Shares, such holder’s interest in such shares, in which case the Notice of Conversion (or the subsequent written request) shall provide the account particulars of the holder’s CDS Participant and other details necessary to record such interest in the CDS system.

(b)

Any Series I Non-Voting Convertible First Preferred Shares so converted shall be converted effective on the Conversion Date. From and after the Conversion Date, a holder of Series I Non-Voting Convertible First Preferred Shares so converted shall cease to be entitled to exercise any of the rights attributable to such shares (but, for greater certainty, will continue to be entitled to receive dividends on the Series I Non-Voting Convertible First Preferred Shares so converted in respect of which the ex-dividend date occurs prior to the Conversion Date but are paid on or after the Conversion Date), and shall become a holder of the Underlying Shares of record, effective on the Conversion Date.

(c)

If less than all of the Series I Non-Voting Convertible First Preferred Shares of a holder are converted on any Conversion Date, the Corporation shall issue to such holder on the Conversion Date a new share certificate representing the balance of the Series I Non-Voting Convertible First Preferred Shares not converted.

(5)	Certain Adjustments

(a)

Stock Dividends and Stock Splits. If the Corporation, at any time while any Series I Non-Voting Convertible First Preferred Shares are outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Corporation upon conversion of Series I Non-Voting Convertible First Preferred Shares) with respect to the then outstanding Common Shares; (B) subdivides outstanding Common Shares into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 1(f)(5)(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b)

Rights Upon Distribution of Assets. If the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, reorganization, plan of arrangement or other similar transaction) (a “Distribution”), a holder of Series I Non-Voting Convertible First Preferred Shares shall be entitled to receive the dividend or distribution of assets that would have been payable to such holder pursuant to the Distribution had such holder converted his, her or its Series I Non-Voting Convertible First Preferred Shares (or, if he, she or it had partially converted such shares prior to the Distribution, any unconverted portion thereof) immediately prior to such record date.

1D

(c)	Fundamental Transaction.

(i)	Right to Receive Consideration. If, at any time while any Series I Non-Voting Convertible First Preferred Shares are outstanding:

(A)

the Corporation effects any amalgamation, merger, business combination or other transaction of the Corporation with another person, other than a wholly-owned subsidiary, or an arrangement pursuant to the Business Corporations Act (Ontario) involving the Corporation or another transaction pursuant to which a Person, or a group of Persons acting jointly or in concert, acquires all of the issued and outstanding Common Shares;

(B)	the Corporation effects any sale, lease or other disposition of all or substantially all of the assets or undertaking of the Corporation;

(C)

the Corporation effects any reclassification of Common Shares or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 1(f)(5)(a) above) to which the Common Shares are effectively converted into or exchanged for other securities, cash or property, or any similar transaction of series of transactions involving the Corporation or any of its subsidiaries, directly or indirectly,

(in any such case, a “Fundamental Transaction”), then, a holder of Series I Non-Voting Convertible First Preferred Shares shall have the right to receive (in exchange for such Series I Non-Voting Convertible First Preferred Shares in the event that the Common Shares are exchanged for other securities, cash or property in the Fundamental Transaction) the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of Common Shares, assuming conversion of the Series I Non-Voting Convertible First Preferred Shares in accordance with Section 1(f)(2) (the “Alternate Consideration”).

(ii)

Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the a holder of Series I Non-Voting Convertible First Preferred Shares shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series I Non-Voting Convertible First Preferred Shares following such Fundamental Transaction.

(iii)

Takeover Bid. In the event of a “takeover bid” that is a “formal bid” (as such terms are defined in the Securities Laws in the Province of Ontario) for the Common Shares, the offeror of such bid shall make an offer (the “Preferred Share Offer”) to acquire the same percentage of outstanding Series I Non-Voting Convertible First Preferred Shares as the percentage of Common Shares for which the formal bid is being made, and such Preferred Share Offer shall be on the same terms and for the same amount and kind of per share consideration that is offered to the holders of Common Shares under the formal bid.

(iv)

Successor in Interest. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation in such Fundamental Transaction shall include in its constating documents shares having the same terms and conditions and issue to the holders of Series I Non-Voting Convertible First Preferred Shares new preferred shares consistent with the foregoing provisions and evidencing the such holders’ right to convert such preferred shares into Alternate Consideration.

(v)

Ibid. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor to comply with the provisions of this Section 1(f)(5)(c) and ensuring that the Series I Non-Voting Convertible First Preferred Shares (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(vi)

Notice. The Corporation shall cause to be delivered to each holder, at its last address as it shall appear upon the share register of the Corporation, written notice of any Fundamental Transaction at least 61 days prior to the date on which such Fundamental Transaction is expected to become effective or close.

1E

(d)	Notice to the Holders.

(i)

Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 1(f), the Corporation shall promptly deliver to each holder of Series I Non-Voting Convertible First Preferred Shares a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)

Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of Common Shares, (C) the Corporation shall authorize the granting to all holders of Common Shares of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Shares, any business combination, amalgamation or plan of arrangement to which the Corporation is a party, any sale or transfer of all or substantially all of the assets or undertaking of the Corporation, of any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series I Non-Voting Convertible First Preferred Shares, and shall cause to be delivered to each holder of Series I Non- Voting Convertible First Preferred Shares at its last address as it shall appear upon the share register of the Corporation, at least 61 days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, business combination, amalgamation, plan of arrangements, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange such shares for securities, cash or other property deliverable upon such reclassification, consolidation, business combination, amalgamation, plan of arrangements, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

(6)	Fractional Shares

No fractional Common Shares shall be issued upon the conversion of Series I Non-Voting Convertible First Preferred Shares. As to any fraction of a Common Share which a holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole Common Share.

(7)	Tax Election

An election in prescribed form and within the prescribed time limit shall be made by the Corporation under subsection 191.2(1) of the Income Tax Act (Canada) with respect to the Series I Non-Voting Convertible First Preferred Shares.

6.

The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.
La modification a été dûment autorisée conformément aux articles 168 et 170 (selon le cas) de la Loi sur les sociétés par actions.

7.

The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on
Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la résolution autorisant la modification le

2013/12/12
(Year, Month, Day)
(année, mois, jour)

These articles are signed in duplicate.
Les présents statuts sont signés en double exemplaire.

Stem Cell Therapeutics Corp.
(Print name of corporation from Article 1 on page 1)
(Veuillez écrir le nom de la société de l’article un à la page une).

By/
Par :

(signed) « James Parsons »	Chief Financial Officer
(Signature)	(Description of Office)
(Signature)	(Fonction)

James Parsons

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